Exhibit 99.B(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Pacific Global Fund Inc. d/b/a Pacific Advisors Fund Inc. and to the use of our report dated February 29, 2016 on the financial statements and financial highlights of Government Securities Fund, Income and Equity Fund, Balanced Fund, Large Cap Value Fund, Mid Cap Value Fund and Small Cap Value Fund (the “Funds”), each a series of beneficial interest of Pacific Advisors Fund Inc. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2016